DYADIC ENTERS INTO RESEARCH AND DEVELOPMENT AGREEMENT WITH ABENGOA BIOENERGY IN THE AREA OF CELLULOSIC ETHANOL PRODUCTION

ABENGOA BIOENERGY TO PURCHASE $10 MILLION OF DYADIC COMMON STOCK

Jupiter, Florida, October 27, 2006. Dyadic International, Inc. (AMEX: DIL), a biotechnology company, today announced that it has signed a three-year research and development (R&D) agreement and a stock purchase agreement with Abengoa Bioenergy R&D, Inc. (ABRD), an Abengoa Bioenergy Company focusing on research and development. Under the terms of the purchase agreement, Abengoa Bioenergy has agreed to invest $10 million in Dyadic, for which it will be issued 2,136,752 shares of Dyadic Common Stock at $4.68 per share (based on the closing sales price on October 25, 2006, as reported on the American Stock Exchange). The closing of the sale of the common shares is subject to approval of the listing of the shares by the American Stock Exchange and other customary closing conditions. After the closing, under certain circumstances, additional securities may be issuable to ABRD. Cowen and Company, LLC, acted as an advisor to Dyadic.

Dyadic will use the proceeds from this private sale to fund its R&D obligations under the R&D agreement, which has as its objective the development of a cost-effective enzyme production system for commercial application in Abengoa Bioenergy’s bioethanol (cellulosic ethanol) production process. The R&D agreement, which does not become effective until the private sale closes, calls upon Dyadic to use its proprietary technologies to develop one or more enzyme mixture manufacturing systems customized to ABRD’s proprietary biomass substrates. The R&D agreement contemplates that Dyadic will perform both foundational research of general application to the cellulosic ethanol field and specific applications research for the achievement of the goals of ABRD’s program. Under the terms of the R&D agreement, if Dyadic successfully develops one or more enzyme manufacturing systems for Abengoa Bioenergy, Dyadic may be entitled to receive license fees, technology transfer fees and royalties on ethanol sales. Other financial terms were not disclosed.

“Abengoa Bioenergy is considered to be the second largest ethanol producer in the world and a leader in the fields of both corn-derived and cellulose-derived ethanol production. We are extremely pleased to partner with Abengoa Bioenergy to leverage Dyadic’s patented C1 platform enzyme technology to enable commercial development of biomass derived ethanol,” said Glenn E. Nedwin, Ph.D., Chief Science Officer for Dyadic.

“We recognized that Dyadic’s enzyme technology, especially in the field of cellulosic ethanol, is state-of-the-art,” said Gerson Santos-Leon, R&D Director of Abengoa Bioenergy. “Abengoa Bioenergy is looking forward to working with Dyadic in the development of large-scale enzyme production systems and manufacturing processes for use in the production of abundant low cost fermentable sugars from biomass, with initial focus on cellulosic ethanol production.”

“We are very excited to enter into this partnership with Abengoa Bioenergy, a recognized leader in the field of cellulosic ethanol, and are also pleased to welcome ABRD as a strategic investor, research collaborator and Dyadic shareholder,” commented Dyadic’s President and CEO, Mark Emalfarb. “Abengoa Bioenergy is a visionary company and an important first partner for Dyadic for its Biorefineries Business. Additional partners will stand to benefit not only from access to Dyadic’s technologies specific to their area of interest but also from the core technology development program that is fundamental to efficient production of ethanol, other biofuels, polymers and other chemicals from biomass, thereby reducing our dependence on foreign oil.”

Javier Salgado, Abengoa Bioenergy´s President & CEO, added: “Dyadic is recognized as a leader in innovation and technology in the enzymes production field. This investment and the R&D collaboration with Dyadic represent a key building block in the Abengoa Bioenergy Biomass Program, particularly in the area of specialized enzymes.”

Pursuant to the parties’ purchase agreement, the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares issued at closing, as well as the additional shares, if any, issuable after the closing.

The securities offered in the private sale were not registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.

About Dyadic

Dyadic International, Inc. is engaged in the development, manufacture and sale of biological products using a number of proprietary fungal strains to produce enzymes and other biomaterials, principally focused on a system for protein production based on the patented Chrysosporium lucknowense fungus, known as C1. Dyadic is applying its technologies to produce enzymes for use in converting various agricultural products (e.g. corn) and waste products (e.g. switch grass, wheat straw, sugar cane bagasse, etc.) into fermentable sugars, which can then be used in the production of traditional and cellulosic ethanol as well as other products currently derived from petroleum. Dyadic's C1 technology also is being developed to facilitate the discovery, development and large-scale production of human antibodies and other high-value therapeutic proteins. Dyadic currently sells more than 45 liquid and dry enzyme products to more than 200 industrial customers in approximately 50 countries for the textile, pulp & paper and animal feed industries.

About Abengoa Bioenergy

Abengoa Bioenergy is considered to be the second largest ethanol producer in the world with production facilities located in Europe and the USA. Abengoa Bioenergy is one of the five business units of Abengoa, S.A. (ABG:MC), a technology company that applies innovative solutions for sustainable development in the infrastructures, environment and energy sectors. Abengoa, S.A. is a listed company on the Madrid Stock Exchange with 2005 revenues of approximately two billion euros, and is present in more that seventy countries where it operates with its five business units; Solar, Bioenergy, Environmental Services, Information Technologies, and Industrial Engineering and Construction. (www.abengoa.com)

Cautionary Statement for Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2005, and our subsequent filings with the SEC.. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

Dyadic International, Inc.
Alexander (Sasha) Bondar, 561-743-8333
sbondar@dyadic.com
http://www.dyadic.com
or

Abengoa Bioenergy R&D, Inc.
Gerson Santos, 636-728-0508
gerson.santos@bioenergy.abengoa.com
http://www.abengoabioenergy.com

or

Berkman Associates Abengoa Bioenergy
Investor Relations Counsel Christopher Standlee, 636-728-0508
Neil Berkman, 310-826-5051 abengoabioenergy@abengoa.com
info@berkmanassociates.com

or

Avalanche Strategic Communications
Media Relations
Laura Finlayson, 201-488-0049
laura@avalanchepr.com